Exhibit 10.5

ACCREDO HEALTH, INCORPORATED

2002 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK (RS)

SUMMARY OF RETENTION GRANT TERMS

This is a summary of the terms applicable to the grant specified on this document. Different terms may apply to any other grant under the Accredo Health, Incorporated 2002 Long-Term Incentive Plan or any of the stock plans assumed by Medco Health Solutions, Inc. (Medco) from Accredo Health, Incorporated (Accredo).

Grant Type:	Restricted Stock (RS)
Grant Code:	RS
Grant Date:	August 18, 2005

Vesting Date	Portion that Vests
August 18, 2007	100%

I.	GENERAL INFORMATION

Subject to Section III below, this grant of Medco restricted stock becomes vested on the Vesting Date indicated in the accompanying box. If your employment with Accredo and its subsidiaries (Company) ends for any reason, your right to this grant will be determined according to the terms in Section II.

II.	TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, this grant, if unvested, will be forfeited on the date your employment ends.

B. Termination for Other than Cause. If your employment is terminated by the Company for reason other than (i) cause, (ii) resignation or (iii) a reason specified in paragraphs C-D below, you will be considered “separated” and will be offered an agreement containing a general release of claims in a form acceptable to the Company. If you sign the agreement, this grant will vest on the effective date of the agreement containing a general release. If you do not sign the agreement, then you will be treated as terminated under paragraph A, above. The following actions, failures and events by or affecting you shall constitute “cause”: (A) your indictment or conviction with respect to having committed a felony; (B) acts of fraud or criminal conduct by you that are detrimental to the financial condition or business reputation of Medco or a subsidiary; (C) acts or omissions you knew were likely to damage the business of Medco or a subsidiary; (D) your willful failure to perform or willful disregard of your obligations hereunder or otherwise relating to your employment; or (E) your willful failure to obey the reasonable and lawful policies or orders of Medco’s Board of Directors.

C. Death. If you die, this grant, if unvested, will vest on the date of your death.

D. Change in Control. If your employment is terminated by the Company Within Two Years of a Change in Control (as those terms are defined in the Plan), for any reason other than for cause or as a result of your resignation, this grant, if unvested, will vest on the date of your termination.

III.	RESTRICTIONS ON COMPETITIVE EMPLOYMENT AND AGAINST SOLICITATION AND INDUCEMENT

You acknowledge and agree that as a condition to this grant you have executed and are bound by the terms of the National Restrictive Covenant and Confidentiality Agreement and the Proprietary Rights Agreement with Medco or one of its subsidiaries (together, the Restrictive Agreements), the terms of which are incorporated into this grant. You acknowledge receipt of a copy of the Restrictive Agreements. If you violate either of the Restrictive Agreements, this grant will be forfeited immediately. If this grant is vested and sold prior to or during the 12 month period after your termination of employment for any reason, you will be considered a constructive trustee of any value or income received as a result of such sale and shall return such value or income promptly to the Company if you violate any aspect of the Restrictive Agreements. This grant shall not be affected by the termination of either of the Restrictive Agreements. In the event either agreement is terminated, the restrictions contained therein shall continue to apply for purposes of this grant.

IV.	ADJUSTMENTS

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Board of Directors, the Board shall make such adjustments, if any, as it may deem appropriate to the number and kind of shares subject to this award (provided that fractions of a share will be rounded down to the nearest whole share). Any such determination shall be final, binding and conclusive on all parties.

This grant is subject to the provisions of Accredo’s 2002 Long-Term Incentive Plan